AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1995
                                                     REGISTRATION NO. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            ROWAN COMPANIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                 5450 TRANSCO TOWER          75-0759420
(STATE OR OTHER JURISDICTION OF    2800 POST OAK BOULEVARD     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    HOUSTON, TEXAS 77056-6196     IDENTIFICATION
                                       (713) 621-7800              NUMBER.)
                                (ADDRESS, INCLUDING ZIP CODE,
                            AND TELEPHONE NUMBER, INCLUDING AREA
                               CODE, OF REGISTRANT'S PRINCIPAL
                                     EXECUTIVE OFFICES)


                                  C.R. PALMER
                               5450 TRANSCO TOWER
                             2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS  77056-6196
                                 (713) 621-7800
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

         From time to time after the effective date of this Registration Statement, as determined by the Selling Stockholders in light of market conditions

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             Proposed Maximum      Proposed Maximum
                                              Amount          Offering Price      Aggregate Offering        Amount of
Title of Securities to be Registered     to be Registered(1)    Per Share(2)           Price(2)          Registration Fee
- -------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.125 per
   share                                 1,525,926              $8.0625              $12,302,778             $4,242.34
=========================================================================================================================


(1) There are also registered hereunder such indeterminate number of additional shares of Common Stock, par value $.125 per share, of the Registrant as may be issuable upon conversion of the Series III Preferred Stock, par value $1.00 per share, of the Registrant pursuant to the anti-dilution and similar provisions of such Series III Preferred Stock.
(2) Estimated pursuant to Regulation 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices reported on the New York Stock Exchange as of September 20, 1995.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             CROSS REFERENCE SHEET

                                                           Information required
                     S-3              S-K                    to be included in                          Location
                   Item No.         Item No.                  the Prospectus                         in Prospectus
                   --------         --------                  --------------                         -------------

                  Item 1           501(C)           Cover page                                 Cover

                  Item 2           502              Inside Front; Outside Back Cover Page      Inside Front; Outside Back
                                                                                               Cover Page


                                   502(a)           Available Information

                                   502(c)           Incorporation by Reference                 Inside Front; Outside Back
                                                                                               Cover Page
                                   502(e)           Dealer Representation                      *

                  Item 3           503(c)           Summary                                    *

                                   503(b)           Address, Telephone Number                  Inside Front Cover

                                   503(c)           Risk Factors                               Certain Factors

                  Item 4           504              Use of Proceeds                            *

                  Item 5           505              Determination of Offering Price            *

                  Item 6           506              Dilution                                   *

                  Item 7           507              Selling Securities Holders                 Selling Stockholders

                  Item 8           508              Plan of Distribution                       *

                  Item 9           202              Description of Securities                  Description of the Securities

                  Item 10          509              Interests of Named Experts and Counsel     Legal Opinions; Experts

                  Item 11          --               Material changes                           Incorporation of certain
                                                                                               Documents by Reference;
                                                                                               Certain Factors

                  Item 12          --               Incorporation of certain Documents by      Incorporation of certain
                                                    Reference                                  Documents by Reference;
                                                                                               Certain Factors

                  Item 13                           SEC Policy on Indemnification              Indemnification of Directors
                                                                                               and Officers

                  ----------------
                  * Not Applciable

PROSPECTUS



                            ROWAN COMPANIES, INC.

                               1,525,926 SHARES

                        COMMON STOCK, $.125 PAR VALUE



       This Prospectus relates to the sale of up to 1,525,926 shares of the common stock, $.125 par value per share ("Common Stock"), of Rowan Companies, Inc., a Delaware corporation (the "Company"), to be offered and sold by any selling stockholder named herein (each a "Selling Stockholder" and collectively, the "Selling Stockholders"). It is anticipated that offers of such shares of Common Stock will be made on the New York Stock Exchange at prevailing prices on said exchange on the date of sale. See "Selling Stockholders." The Company will not receive any of the proceeds of the sale of the Common Stock offered hereby. Investors should be aware of certain factors in connection with this offering. See "Certain Factors."





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 22, 1995

                             AVAILABLE INFORMATION

         Rowan Companies, Inc. (together with its subsidiaries, when applicable, the "Company" or "Rowan") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at The Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material also may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, on which exchanges the Common Stock of the Company is listed.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates into this Prospectus by reference the following documents filed with the Commission (File No. 1-5491) pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K"); (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, (iii) the description of the Company's common stock, $.125 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A, as amended, relating thereto and (iv) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, as amended, relating thereto.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents or information which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Rowan Companies, Inc., 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas 77056-6196, Attention: Corporate Secretary, telephone: (713) 621-7800.

                              SELLING STOCKHOLDERS

         This Prospectus relates to offers and sales by Selling Stockholders of the shares of Common Stock received or to be received by them upon conversion of shares of Series III Preferred Stock, par value $1.00 per share, of the Company ("Series III Preferred Stock") held or to be held by them. The Selling Stockholders currently hold an aggregate of $10,300,000 face amount of Series III Floating Rate Subordinated Convertible Debentures due 2004 (the "Series III Debentures") which were purchased from the Company at par pursuant to the terms of the Company's 1986 Convertible Debenture Incentive Plan, as amended (the "Plan"), previously approved by the Company's stockholders. Without taking into account antidilution adjustments, the outstanding Series III Debentures are convertible, in specified amounts and intervals until November 30, 2004, into an aggregate of 10,300 shares of Series III Preferred Stock, which possess nominal rights other than the right to convert into an aggregate of 1,525,926 shares of Common Stock at an initial conversion price of $6.75 per share (the closing price of the Common Stock on the date prior to the date the related debentures were issued). On November 30, 1995, $2,350,000 of the Series III Debentures will be convertible into 2,350 shares of Series III Preferred Stock, and such Series III Preferred Stock, upon issuance, will be immediately convertible into 348,148 shares of Common Stock.

         The Company has been advised by the Selling Stockholders that they intend to sell any shares of Common Stock covered hereby from time to time on the New York Stock Exchange. Any such sales will be made at prices prevailing on such exchange on the date of sale. Any Selling Stockholder, however, may also make privately negotiated sales directly or through a broker or brokers.

        The following table sets forth the names and positions with the Company of the Selling Stockholders, the number of shares of Common Stock beneficially owned by each of them as of September 22, 1995 and the number of shares of Common Stock covered by this Prospectus. Because all Debentures owned by the Selling Stockholders are not immediately convertible, all of the shares of Common Stock into which such Debentures ultimately may be converted are not included in the number of shares of Common Stock shown as beneficially owned by each such Selling Stockholder.

                                                                       Number of               Amount to be Held
                                                     Number of          Shares                 After Offering(3)
                                                      Shares            Covered          -------------------------------
     Selling               Position with            Beneficially        by this            Number
   Stockholder             the Company(1)           Owned(2)          Prospectus(3)       of Shares(2)        Percentage
- ----------------     ------------------------     ---------------    ---------------     ---------------     -----------
 C. R. Palmer        Chairman of the Board,          588,845           711,111             1,299,956            1.5%
                        President, Chief
                        Executive Officer

 R. G. Croyle        Executive Vice President         71,978(5)        534,941               234,941(5)        (4) (5)



 D. F. McNease       Senior Vice President -          19,755           162,963               182,718           (4)
                        Drilling

 E. E. Thiele        Senior Vice President -          65,750           162,963               228,713           (4)
                        Finance, Administration
                        and Treasurer


                                                                       Number of               Amount to be Held
                                                     Number of          Shares                 After Offering(3)
                                                      Shares            Covered          -------------------------------
     Selling               Position with            Beneficially        by this            Number
   Stockholder             the Company(1)           Owned(2)          Prospectus(3)       of Shares(2)        Percentage
- ----------------     ------------------------     ---------------    ---------------     ---------------     -----------
 J. E. Beckman       Vice President -                     -0-           162,963            162,963            (4)
                        Manufacturing;
                        President and Chief
                        Executive Officer of
                        LeTourneau, Inc.


 C. W. Johnson       Vice President -                 16,572            162,963            179,535            (4)
                        Aviation; President and
                        Chief Operating Officer
                        of Era Aviation, Inc.

__________________________
(1) Each of the Selling Stockholders continuously served in the positions shown herein for more than the past three years except as follows: Mr. Croyle served as Vice President, Legal until October 1993; Mr. McNease served as Vice President, Drilling until October 1993; Mr. Thiele served in the position of Vice President, Finance, Administration and Treasurer from January 1994 to April 1994 and prior to January 1994, he served as Vice President, Finance and Administration; Mr. Beckman served in the position of President and Chief Executive Officer of LeTourneau, Inc., a subsidiary of the Company, from February 1994 to April 1994 and prior to February 1994, he served as President of Marathon LeTourneau Company, a company whose net assets were purchased by LeTourneau, Inc. in February 1994; and Mr. Johnson served in the position of President and Chief Operating Officer of Era Aviation, Inc., a subsidiary of the Company, from December 1993 to April 1994 and prior to December 1993, he served as Executive Vice President of Era.

(2) Included herein are shares of Common Stock that may be acquired within 60 days of September 22, 1995 through (i) the conversion of Series I Floating Rate Convertible Subordinated Debentures (the "Series I Debentures") and the Series II Floating Rate Convertible Subordinated Debenture (the "Series II Debenture") and (ii) the exercise of Nonqualified Stock Options (the "Options") as follows: C. R. Palmer - Series II Debenture and Options - 400,000 shares and 182,500 shares, respectively; R. G. Croyle - Series I Debentures and Options - 43,478 shares and 27,500 shares, respectively; and D. F. McNease - Options - 18,750 shares.

(3) Assumes that each Selling Stockholder converts all of his Series III Debentures into Series III Preferred Stock, converts all such Series III Preferred Stock into Common Stock, and intends to sell all such Common Stock. As to the timing of the conversions, the number of shares of Common Stock which would result, if each of the four portions of such Series III Debentures were to be converted by the Selling Stockholders at the earliest permissible dates, are as follows: C. R. Palmer - 162,963, 177,778, 177,778 and 192,592 shares on November 30, 1995, November 30, 1996,
     November 30, 1997 and November 30, 1998, respectively; R. G. Croyle, D. F. McNease, E. E. Thiele, J. E. Beckman and C. W. Johnson - 37,037,
     37,037, 44,444 and 44,445 shares on November 30, 1995, November 30, 1996,
     November 30, 1997 and November 30, 1998, respectively.

(4) Less than one percent of the shares outstanding as of September 22, 1995 including the shares of Common Stock to be received by the Selling Stockholders upon conversion of the Debentures.

(5) Includes 1,000 shares owned by Mr. Croyle's children. Mr. Croyle disclaims beneficial ownership of such shares.

                                CERTAIN FACTORS

       Prospective purchasers should consider carefully the following matters, as well as the information contained elsewhere in this Prospectus and incorporated herein by reference.

RELIANCE ON OIL AND GAS INDUSTRY

       The Company's drilling and aviation operations are both dependent upon the condition of the oil and gas industry, in particular upon the level of offshore drilling activity. Despite occasional improvements, the market for offshore contract drilling and related services has been depressed for over a decade.

         An improvement in natural gas prices strengthened utilization and day rates in the Gulf of Mexico throughout most of 1994. However, natural gas prices began a downward trend in late 1994 which continued through the first few months of 1995 thereby softening offshore day rates. By mid-year 1995, Gulf of Mexico day rates began to strengthen even though soft energy prices persisted. The North Sea drilling market, on the other hand, experienced weak drilling activity and day rates throughout 1994 due to energy companies downsizing their drilling programs. By mid-year 1995, the North Sea market had begun to show improvement both in terms of utilization and day rates. It is not possible to predict whether the recent upturns in both the Gulf of Mexico and North Sea markets represent the beginning of long-term trends or merely a repeat of short-term cycles. Drilling revenues represented 56% and 52% of the Company's consolidated revenues for 1994 and the first half of 1995, respectively.

         Although the Company has continued to diversify its aircraft services toward non-energy markets, e.g., forest fire control, commuter airline services, flightseeing and medivac services, the results of its aviation division are still heavily influenced by oil and natural gas exploration and production, principally in the Gulf of Mexico. Aviation revenues represented 22% and 18% of the Company's consolidated revenues for 1994 and the first half of 1995, respectively.

         With the exception of its marine rig construction and support operations, the Company's manufacturing segment is not dependent upon the condition of the oil and gas industry. The manufacturing segment was added in 1994 when the Company purchased through its wholly-owned subsidiary, LeTourneau, Inc., the net assets of Marathon LeTourneau Company.

OPERATING LOSSES

         The Company has incurred net losses in four of the last five years and losses from operations in three of the last five years. For the first six months of 1995, the Company experienced a loss from operations and a net loss. If current market conditions deteriorate, any cash provided by operations in 1995 may not be sufficient to cover capital expenditures and debt service during the year, but the Company believes that its other sources of funds, including existing working capital, will be adequate to cover any such requirements.

ADDITIONAL RISK OF TURNKEY DRILLING OPERATIONS

       The Company has been providing drilling services on a turnkey basis since mid 1992. In 1993, the first full year of operation, 33% of the Company's drilling revenues were from this source. In 1994 and the first half of 1995, the percentages had dropped to 26% and 18%, respectively. Turnkey drilling contributed incremental operating profits of $9.7 million, $3.1 million and $61,000 in 1993, 1994 and the first half of 1995, respectively.

         Under turnkey contracts, the Company's compensation is contingent on successfully drilling to a specified depth and, under certain contracts, completing the well. The turnkey drilling contractor is responsible for making all critical decisions, whereas under day rate contracts ultimate control is exercised by the operator. The amount of the Company's compensation is fixed at the amount bid by the Company to drill the well. Thus, if operational problems prevent performance, the Company will not be paid unless it chooses to drill a new well at its own expense, and if unforeseen problems arise that cause the cost of performance to exceed the turnkey price, the Company must absorb the loss. In a day rate contract, those risks are retained by the operator. Drilling deviated holes into high-pressure formations is a complex process and problems frequently occur. The Company routinely budgets for contingencies and believes that its experience and database on drilling conditions in the Gulf of Mexico permit it to calculate drilling risks within tolerable limits; there can be no assurance, however, that the cost of contingencies will not exceed budgeted amounts. The Company carries insurance against certain other risks associated with turnkey drilling operations.

         Except for one drilling assignment in the North Sea, all of the Company's offshore turnkey drilling to date has been in the Gulf of Mexico.
The Company may, however, conduct turnkey drilling operations in other areas in the future. In cases where the Company accepts an interest in net cash proceeds of production as its sole source of payment, the Company also assumes the risk that the oil and gas production will be insufficient to pay the price of drilling. To date, the Company has attempted to mitigate this risk by entering into multi-well contracts providing that proceeds of production from all of the wells under a contract will be available for the payment of the price of each individual well drilled under that contract.

INTENSE COMPETITION

         All three of the Company's business segments are subject to intense competition in each of the markets they serve. A few of the Company's competitors possess greater financial resources than the Company and, in the case of drilling, many of the competitors have been substantially relieved of debt burdens by bankruptcy courts.

         In the case of drilling operations, there has been an oversupply of rigs for more than a decade, although availability has tightened in various geographical markets from time to time. The Company believes that competition for drilling contracts in non-niche markets will continue to be intense for the foreseeable future.

         Because the Company is a relatively new entrant in the business of providing offshore platform and removal services, many of the Company's competitors have the advantages of having offered these services for longer periods of time, which include the benefits of established technological know-how and more extensive customer bases. While competition can be expected to be intense, the Company is the only provider of such services to operate a crane from a jack-up rig, as opposed to a barge, a feature that gives the Company an operating advantage under adverse weather conditions.

         The Company's aviation and manufacturing operations also face vigorous competition in each of the markets in which they compete, typically against more than one competitor. In many instances, such competitors have significantly larger market shares.

OPERATIONAL HAZARDS

         The operations of the Company are subject to many hazards. In the drilling business, inherent hazards include blowouts and well fires, which could cause personal injury, suspend drilling operations, seriously damage or destroy the equipment involved and cause substantial damage to producing formations and the surrounding areas. Offshore drilling operations and platform removal and installation operations are also subject to the hazards incident to marine operations, either on site or while under tow, such as capsizing, collision or grounding. Raising and lowering the legs of jack-up rigs into the ocean floor and ballasting semi-submersible units require skillful handling to avoid capsizing or other serious damage. The process of removing platforms and caissons using underwater explosives involves substantial risks and requires a significant amount of skill in order to confine the resulting destruction to the intended areas.

         Under turnkey contracts, the Company is normally responsible for certain risks that would generally be assumed by the customer under day rate contracts. These risks include liability for pollution resulting from a blowout or uncontrolled flow from the well bore, an underground blowout, the cost of controlling a wild well and the expense to redrill a well that has blown out. The Company carries insurance to cover such risks in turnkey operations, with coverage terms the Company believes are at least comparable to industry practices. The Company's day rate contracts generally provide that the Company is substantially indemnified by its customers against pollution damages, except in certain cases of pollution emanating above the surface of land or water from spills of pollutants, or in the case of pollutants emanating from the Company's drilling rigs, but no assurance can be given regarding the enforceability or availability of such indemnities.

         Operation of helicopters and fixed-wing aircraft, particularly under weather conditions prevailing in Alaska, is considered potentially hazardous, although the Company conducts rigorous safety training programs to minimize these hazards. The Company's manufacturing operations are considered potentially hazardous as a result of the possibility of the air, land and inland waters associated with its manufacturing processes becoming polluted and the possibility of injury and/or death and property damage arising from the use of its products.

       The Company believes that it is adequately insured for physical damage to its rigs and aircraft, and for marine and aviation liabilities and various other types of exposures customarily encountered in providing the Company's services, but carries no insurance against the loss of earnings. The Company has experienced incidents related to many of the hazards discussed above, including loss or damage to drilling rights due to blowout, fire and loss while under tow and to aircraft due to accidents. Additionally, the Company believes that it is adequately insured for risks arising from its manufacturing operations, including product injury claims for personal injury and/or death, property damage, loss of use of product, business interruption and necessary legal expenses to defend itself from such claims. To date, the Company has not suffered any material uninsured losses. Under current conditions, the Company anticipates that its present insurance coverages will be maintained, but no assurance can be given that insurance coverages will continue to be available at rates considered reasonable, that self-insured amounts or deductibles will not increase or that certain types of coverage will be available at any cost.

RISKS OF FOREIGN OPERATIONS

       Foreign operations are subject to certain political, economic and other uncertainties not encountered in domestic operations, including risks of expropriation of equipment as well as expropriation of a particular energy company's property and drilling rights, taxation policies, foreign exchange restrictions, currency rate fluctuations and the general hazards associated with foreign sovereignty over certain areas in which operations are conducted. The Company attempts to minimize the risk of currency rate fluctuations by generally denominating contract payment terms in United States dollars.

EXTENSIVE REGULATIONS

         Many aspects of the operations of the Company's three business segments are subject to government regulation, including those relating to: equipping drilling vessels and aircraft; drilling practices; manufacturing plant waste water discharges, solid waste disposal and air emissions; and the level of taxation. In addition, various countries (including the United States) have regulations relating to environmental protection and pollution control. Recent events have also increased the sensitivity of the Company's operations to environmental matters. The Company may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill in such waters.

         The Company believes that it complies with all material legislation and regulations affecting the operations in the drilling of oil and gas wells, in controlling the discharge of wastes from drilling rigs and in controlling waste water discharges, solid waste disposals and air emissions from its manufacturing plant. Further legislation may be reasonably anticipated, but their effects on the Company's operations cannot be predicted.

FLEET EXPANSION

         In April 1995, the Company announced plans for the design and construction of the jack-up rig, Rowan Gorilla V, an enhanced version of the Company's Gorilla Class jack-up. The rig will be constructed at the Company's Vicksburg, Mississippi shipyard and should be completed during the second quarter of 1998 at an estimated cost of $135 million. The Company expects to finance a significant portion of the construction cost and is currently evaluating credit alternatives. The Company does not currently have any unused lines of credit.

DIVIDEND RESTRICTION

         Under the terms of its 11 7/8% Senior Notes, the Company is currently prohibited from paying a cash dividend. The Company does not intend to pay dividends on its Common Stock until it achieves and sustains a suitable level of profitability.

AUTHORIZED PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Company has reserved 1.5 million shares of preferred stock for possible issuance in connection with its Stockholders Rights Agreement (the "Rights Agreement") adopted by the Company on February 25, 1992 (see Description of the Securities). In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that it will not do so in the future.


                         DESCRIPTION OF THE SECURITIES

         As of July 31, 1995, the Company had 84,705,237 shares of Common Stock outstanding. The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Each share of Common Stock has attached to it rights (the "Rights") to acquire on one one-hundredth of a share of Series A Junior Preferred Stock of the Company pursuant to the Rights Agreement.

         The Rights Agreement provides for the distribution to the Company's stockholders of one Right for each outstanding share of Common Stock. Each Right entitles the holder thereof to purchase from the Company one one-hundredth of a share of new Series A Junior Preferred Stock of the Company at an exercise price of $30.00. In addition, under certain circumstances, each Right will entitle the holder to purchase securities of the Company or an acquiring entity at 1/2 market value. The Rights are exercisable only if a person or group acquires 15% or more of the Company's outstanding Common Stock or makes a tender offer for 30% or more of the Company's outstanding Common Stock. The Rights will expire on February 25, 2002. The Company may generally redeem the Rights at a price of $.01 per Right at any time until the 10th day following public announcement that a 15% position has been acquired. One million five hundred thousand shares of the Company's preferred stock have been designated Series A Junior Preferred Stock and reserved for issuance upon exercise of the Rights. Additional information concerning the terms of the Rights is contained in the Company's Registration Statement on Form 8-A relating to the Rights, which Registration Statement has been incorporated by reference herein.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation and Bylaws contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized) which, in general terms, provide that directors and officers will be indemnified by the Company, to the full extent authorized or permitted by law, for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company. In addition, the Company's Certificate of Incorporation contains provisions permitted by the Delaware General Corporation Law which limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care. Since July 14, 1995, the Company has carried directors' and officers' liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL OPINIONS

         Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Andrews & Kurth, L.L.P., 4200 Texas Commerce Tower, Houston, Texas 77002.


                                    EXPERTS

         The consolidated financial statements of Rowan Companies, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================   ======================================

   NO PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN
THE COMMON STOCK TO WHICH IT RELATES
OR AN OFFER TO OR SOLICITATION OF ANY
PERSON IN ANY JURISDICTION IN WHICH                 ROWAN COMPANIES, INC.
SUCH OFFER OR SOLICITATION IS UNLAWFUL.
NEITHER DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES IMPLY THAT INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO ITS DATE.


           --------------------



            TABLE OF CONTENTS                        1,525,926 SHARES OF
                                                        COMMON STOCK

 AVAILABLE INFORMATION . . . . . . . .   2
 INCORPORATION OF CERTAIN
     DOCUMENTS BY REFERENCE  . . . . .   2
 SELLING STOCKHOLDERS  . . . . . . . .   3
 CERTAIN FACTORS . . . . . . . . . . .   5
 DESCRIPTION OF THE SECURITIES . . . .   8
 INDEMNIFICATION OF DIRECTORS AND
     OFFICERS  . . . . . . . . . . . .   9
 LEGAL OPINIONS  . . . . . . . . . . .  10
 EXPERTS   . . . . . . . . . . . . . .  10

             --------------------                    --------------------

                                                         PROSPECTUS

                                                     --------------------





======================================   ======================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses in connection with the issuance and distribution of the Common Stock being registered are estimated as follows:

              Registration fee  . . . . . . . . . . . . . . . . .  $    4,242
              Blue Sky fees and expenses  . . . . . . . . . . . .         150
              Legal fees and expenses . . . . . . . . . . . . . .       5,000
              Accounting fees and expenses  . . . . . . . . . . .       1,500
              Printing and engraving expenses . . . . . . . . . .         500
              Stock exchange listing fee  . . . . . . . . . . . .       2,750
              Miscellaneous expenses  . . . . . . . . . . . . . .         358
                                                                   ----------
                  Total . . . . . . . . . . . . . . . . . . . . .  $   14,500
                                                                   ==========

       All of the expenses set forth above have been or will be paid by the Company. Any additional expenses incurred in connection with the sale of Common Stock offered hereby by Selling Stockholders will be paid by such Selling Stockholders. It is impracticable to estimate any such additional expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The statutes of Delaware generally give a corporation power to indemnify any of its officers or directors against certain expenses, judgments, fines and amounts paid in settlement in connection with certain actions, suits or proceedings provided generally that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. In addition, the statutes of Delaware contain provisions to the general effect that any director shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

       The Company's Certificate of Incorporation and Bylaws contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized) which, in general terms, provide that directors and officers will be indemnified by the Company, to the full extent authorized or permitted by law, for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company. In addition, the Company's Certificate of Incorporation contains provisions permitted by the Delaware General Corporation Law which limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care. Since July 14, 1995, the company has carried directors' and officers' liability insurance.

       See also the undertakings set out in response to Item 17.

ITEM 16.  EXHIBITS.

    Exhibit
    Number                                               Description
  -----------                                            -----------
    4.1          Restated Certificate of Incorporation of the Company, dated February 17, 1984, incorporated by reference to Exhibit 3a to the Company's Form 10-K for the fiscal year ended December 31, 1983 (File
                 No. 1-5491); Exhibit 4.2 to the Company's Registration Statement on Form S-3 (Registration
                 No. 33-13544) and Exhibits 4a, 4b, 4c, 4d and 4e to the Company's Form 10-K for the fiscal year ended
                 December 31, 1994 (File No. 1-5491).

    4.2          Bylaws of the Company, as amended, incorporated by reference to Exhibit 3 to the Company's Form 10-Q
                 For the quarter ended March 31, 1993 (File No. 1-5491).

    4.3          Rights Agreement, as amended, as of February 25, 1992, between the Company and Citibank, N.A. as Rights
                 Agent, incorporated by reference to Exhibit 4g to the Company's Form 10-K for the fiscal year ended
                 December 31, 1994 (File No. 1-5491).

    5            Opinion of Andrews & Kurth L.L.P., counsel for Rowan Companies, Inc.

    23.1         Consent of Deloitte & Touche LLP.

    23.2         Consent of Andrews & Kurth L.L.P. (included in Exhibit 5).

    24           Powers of Attorney.

    99.1         Rowan  Companies, Inc. 1986 Convertible Debenture Incentive Plan, as amended, incorporated herein by reference to Exhibit 10h to the Company's Annual Report on Form 10-K for the fiscal year ended December
                 31, 1994 (File No. 1-5491).


ITEM 17.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     Provided, however, that paragraphs (a)(1)(i) and
                     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, Rowan Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 22, 1995.

                                      ROWAN COMPANIES, INC.
                                      (Registrant)


                                      By:  /s/ C.R. PALMER
                                         ------------------------------------
                                         C.R. Palmer,
                                         Chairman of the Board, President and
                                         Chief Executive Officer

       Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Signature                         Title                                        Date
                 ---------                         -----                                        ----

            /s/ C.R. PALMER                Chairman of the Board,                    September 22, 1995
      ---------------------------          President, Chief Executive Officer
                C.R. Palmer                and Director


            /s/ E.E. THIELE                Senior Vice President, Finance,           September 22, 1995
      ---------------------------          Administration and Treasurer
                E.E. Thiele                (Principal Financial Officer)


          /s/ WILLIAM H. WELLS             Controller (Principal Accounting          September 22, 1995
      ---------------------------          Officer)
              William H. Wells


             RALPH E. BAILEY*              Director                                  September 22, 1995
      ---------------------------
             Ralph E. Bailey


            HENRY O. BOSWELL*              Director                                  September 22, 1995
      ---------------------------
            Henry O. Boswell


              H. E. LENTZ*                 Director                                  September 22, 1995
      ---------------------------
              H. E. Lentz


            WILFRED P. SCHMOE*             Director                                  September 22, 1995
      ---------------------------
            Wilfred P. Schmoe


         CHARLES P. SIESS, JR.*           Director                                  September 22,  1995
      ---------------------------
           Charles P. Siess, Jr.


              PETER SIMONIS*              Director                                  September 22, 1995
      ---------------------------
              Peter Simonis


             C. W. YEARGAIN*              Director                                  September 22, 1995
      ---------------------------
             C. W. Yeargain



*By:         /s/ C.R. PALMER
      ---------------------------
       (C.R. Palmer as attorney-in-fact for
         each of the persons indicated)

                                 EXHIBIT INDEX


     Exhibit                                    Description
     -------                                    -----------
     4.1           Restated Certificate of Incorporation of the Company, dated February 17,
                   1984, incorporated by reference to Exhibit 3a to the Company's Form 10-K for the fiscal year ended December 31, 1983 (File No. 1-5491); Exhibit 4.2 to the Company's Registration Statement on Form S-3 (Registration No. 33-13544)
                   and Exhibits 4a, 4b, 4c, 4d and 4e to the Company's Form 10-K for the fiscal year ended December 31, 1994 (File No. 1-5491).

     4.2           Bylaws of the Company, as amended, incorporated by reference to Exhibit 3 to the Company's Form 10-Q For the quarter ended March 31, 1993 (File
                   No. 1-5491).

     4.3           Rights Agreement, as amended, as of February 25, 1992, between the Company and Citibank, N.A. as Rights Agent, incorporated by reference to Exhibit 4g to the Company's Form 10-K for the fiscal year ended December 31, 1994 (File
                   No. 1-5491).


     5             Opinion of Andrews & Kurth L.L.P., counsel for Rowan Companies, Inc.

    23.1           Consent of Deloitte & Touche LLP.

    23.2           Consent of Andrews & Kurth L.L.P. (included in Exhibit 5).

    24             Powers of Attorney.

    99.1           Rowan Companies, Inc. 1986 Convertible Debenture Incentive Plan, as amended, incorporated by reference to Exhibit 10h to the Company's Annual Report on
                   Form 10-K for the fiscal year ended December 31, 1994 (File No. 1-5491).
